Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Far East Energy Corporation and Subsidiaries

Houston, Texas

We hereby consent to the inclusion in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 of Far East Energy Corporation and Subsidiaries (a development stage company), of our reports dated February 27, 2009, except for Notes 2 and 12 as to which the date is March 30, 2009, relating to the consolidated financial statements and the financial statement schedule included in Item 15 and the effectiveness of internal control over financial reporting as of December 31, 2008. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ JonesBaggett LLP
JonesBaggett LLP (formerly Payne Smith & Jones, P.C.)
Dallas, Texas
October 20, 2009